Exhibit 2.3
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

X
:
In re		:	Chapter 11
:
		:	Case No. 06-10354 (BRL)
Dana Corporation, et al.,		:
		:	(Jointly Administered)
	Debtors.	:
:
x
STIPULATION AND AGREED ORDER BETWEEN THE DEBTORS
AND THE OFFICIAL COMMITTEE OF NON-UNION RETIREES
     The above captioned debtors and debtors in possession (collectively, the “Debtors”) and the Official Committee of Non-Union Retired Employees (the “Retiree Committee”), by and through their respective attorneys, have agreed, by this Stipulation and Agreed Order (this “Agreed Order”), that the Non-Pension Retiree Benefits (defined below) provided to the Boilermaker Retirees will be terminated as of February 1, 2008, and that the Debtors will establish a cash reserve with respect to the claim amount, if any, resulting from the Debtors’ termination of such Non-Pension Retiree Benefits. The parties stipulate and agree, as follows:
RECITALS
     WHEREAS, on March 3, 2006 (the “Petition Date”), the Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York;
     WHEREAS, on August 31, 2006, the Office of the United States Trustee for the Southern District of New York appointed the Retiree Committee, pursuant to section 1114(d) of the Bankruptcy Code, to represent the interests of those individuals receiving retiree benefits (within the meaning of section 1114(a) of the Bankruptcy Code) not covered by a collective bargaining agreement;
     WHEREAS, both prior to and since the Petition Date, the Debtors have offered non-pension retiree benefits consisting of healthcare and/or life insurance (collectively “Non-Pension Retiree Benefits”) to the retirees and/or their surviving spouses and eligible dependents formerly employed at the Debtors’ heavy axle facility in Marion, Ohio and affiliated with the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers AFL-CIO (the “Boilermaker Retirees”);
     WHEREAS, as part of the Debtors’ efforts to restructure their North American operations, the Debtors determined that it is necessary for them to stop providing Non-Pension Retiree Benefits to all of their union and non-union retirees, including the Boilermaker Retirees;
     WHEREAS, on November 19, 2007, after several weeks of discussion, outside counsel to the Boilermakers advised the Debtors that the Boilermakers would not be representing the interests of the Boilermaker Retirees with respect to the Non-Pension Retiree Benefits being provided to such retirees;
     WHEREAS, pursuant to the Stipulation between the Debtors and the Retiree Committee approved by the Court on December 5, 2007, the Retiree Committee is representing the interests of the Boilermaker Retirees with respect to the Non-Pension Retiree Benefits that the Boilermaker Retirees are currently receiving from the Debtors;
     WHEREAS, on October 23, 2007, the Debtors filed their Third Amended Joint Plan of Reorganization, as same may be amended, restated or supplemented from time to time (the “Plan”);

     WHEREAS, the Debtors and the Retiree Committee entered into negotiations and have reached an agreement with respect to the Non-Pension Retiree Benefits being provided to the Boilermaker Retirees, as set forth in the terms and conditions below.
AGREED ORDER
     IT IS THEREFORE AGREED, AND UPON COURT APPROVAL HEREOF, IT SHALL BE ORDERED, AS FOLLOWS:
     1. This Agreed Order constitutes an agreement between the Debtors and the Retiree Committee, as authorized representative of the Boilermaker Retirees, pursuant to section 1114(e) of title 11 of the United States Code (the “Bankruptcy Code”).
     2. The Debtors are authorized to terminate all Non-Pension Retiree Benefits being provided to the Boilermaker Retirees as of February 1, 2008, provided, however, that the Debtors will continue to provide all Non-Pension Retiree Benefits being provided to the Boilermaker Retirees under the terms of existing plans through and including January 31, 2008. On and as of February 1, 2008, the Debtors will cease to sponsor or provide any Non-Pension Retiree Benefits to Boilermaker Retirees, and the Debtors shall have no obligation to provide any Non-Pension Retiree Benefits to Boilermaker Retirees after January 31, 2008, except for the payment of claims incurred by Boilermaker Retirees on or before January 31, 2008 and presented for payment no later than the usual cutoff date for submitting such claims.
     3. The Boilermaker Retirees will retain all rights to assert a claim against the Consolidated Debtors arising under sections 363, 1113 or 1114 of the Bankruptcy Code on account of the termination of Non-Pension Retiree Benefits set forth in paragraph 2 above (the “Boilermaker Retiree Benefits Claim”), and the Debtors and other parties in interest reserve the right to contest or object to the Boilermaker Retiree Benefits Claim on any and all grounds. Any

Boilermaker Retiree Benefits Claim shall be satisfied by a cash payment to the Boilermaker Retirees to be paid from the Reserve established in paragraph 6 below and, if necessary, in accordance with the last sentence of paragraph 6 below. If the amount and priority of the Boilermaker Retiree Benefits Claim cannot be agreed upon between the Debtors and the Retiree Committee, such matters will be determined as set forth in paragraph 5 below but without affecting any other provision of this paragraph 3. The Debtors and Reorganized Debtors shall not be required to reserve for any Boilermaker Retiree Benefits Claim in the Disputed Unsecured Claims Reserve established under the Plan, and any such claim will not affect distributions to general unsecured creditors under the Plan.
     4. In light of the date for the termination of the Non-Pension Retiree Benefits set forth in paragraph 2 above, the Debtors and the Retiree Committee agree to work expeditiously and in good faith to resolve the amount and priority of the Boilermaker Retiree Benefits Claim. If the Debtors or Reorganized Debtors reach a consensual resolution of the Boilermaker Retiree Benefits Claim, then the Debtors or Reorganized Debtors shall file a notice of presentment of such resolution with the Court and provide parties identified on the Bankruptcy Rule 2002 list maintained in the Chapter 11 Cases with seven (7) days notice thereof and an opportunity to file an objection thereto (a “Settlement Objection”). If no objections are received, then the resolution shall be presented to the Court for approval.
     5. If a consensual resolution cannot be reached by January 7, 2008, then on such date, the Debtors will file a motion with the Bankruptcy Court for determination of the amount and priority of the Boilermakers Retiree Benefits Claim (the “Claim Determination Motion”) and will set a hearing on the Claim Determination Motion for the regularly scheduled hearing on January 23, 2008. It is further agreed that the Debtors shall comply with the information sharing obligations reflected in section 1114(f)(1)(B) of the Bankruptcy Code during negotiations and/or during any period of litigation. If the Debtors file the Claim Determination Motion, then the Debtors agree that the termination date for Non-Pension Retiree Benefits set forth in paragraph 2 above will be extended until the date that the Bankruptcy Court enters an order in respect of the Claim Determination Motion. If, as a result of the immediately preceding sentence or as a result of a Settlement Objection that has not been resolved by the Court, the Debtors or Reorganized Debtors are required to provide Non-Pension Retiree Benefits to any Boilermaker Retiree after January 31, 2008, then any amounts paid by the Debtors or Reorganized Debtors for benefits provided after January 31, 2008 will reduce on a dollar-for-dollar basis any payment to be made on account of an allowed Boilermaker Retiree Benefits Claim.
     6. On the Effective Date, the Reorganized Debtors shall establish a reserve in the amount of $2,500,000.00 in respect of the Boilermaker Retiree Benefits Claim (the “Reserve”), which Reserve shall be maintained until such time as the amount of the Boilermaker Retiree Benefits Claim, if any, has been consensually agreed to by and between the Debtors and the Retiree Committee or determined by this Court in accordance with paragraphs 4 or 5 above. The Reserve amount set forth above is based upon the Debtors’ belief, after the review of their books and records, that there exist 26 Boilermaker Retirees and 13 spouses and/or dependants currently receiving and/or entitled to receive Non-Pension Retiree Benefits. In the event that it is discovered during efforts to resolve the Boilermaker Retiree Benefits Claim and/or any litigation with respect thereto that there are additional Boilermaker Retirees and/or spouses or dependants, it is agreed that if, by agreement or as a result of litigation, a claim is awarded to the Boilermaker Retirees that would require a payment in excess of $2,500,000.00, then such additional amount shall be payable only by the Reorganized Debtors.

     7. To effectuate the terms of this Agreed Order, Section IV.E.1 of the Plan shall be modified as follows:
          On the Effective Date, the Official Committees, to the extent not previously dissolved, will dissolve, and the members of the Official Committees and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases; provided, however, that the Creditors’ Committee (a) shall continue to exist for the purpose of objecting to and litigating Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (b) to the extent (i) an appeal to the Confirmation Order is pending as of the Effective Date and (ii) the Creditors’ Committee is a party to and is actively participating in such appeal, the Creditors’ Committee shall continue to exist for the purpose of participating in such appeal; and provided further, that the Retiree Committee shall continue to exist solely for the purpose of fully and finally resolving the claim for the termination of non-pension retiree benefits of the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers AFL-CIO who were formerly employed at the Debtors’ heavy axle facility in Marion, Ohio (the “Boilermaker Claim”) and for such reasonable time thereafter for purposes of either effecting payment to each Boilermaker Retiree or informing each Boilermaker Retiree of any allowed claim. The Professionals retained by the Official Committees (legal and, if deemed necessary by the Retiree Committee, financial and actuarial) and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with (a) any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section II.A.1.i.ii.A; (b) with respect to the Retiree Committee’s efforts in fully and finally resolving the Boilermaker Claim and effecting payment to each Boilermaker Retiree or informing each Boilermaker Retiree of any allowed claim; and (~~bc~~) with respect to the Creditors’ Committee (i) objecting to and litigating Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (ii) to the extent applicable, the Creditors’ Committee’s active participation in any appeal of the Confirmation Order. Upon the later of (a) the resolution of the Creditors’ Committee’s outstanding objections to any Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (b) the resolution of any appeal of the Confirmation Order in which the Creditors’ Committee is actively participating, the Creditors’ Committee will dissolve, and its Professionals will cease to have any role arising from or relating to the Chapter 11 Cases. Upon the full and final resolution of the Boilermaker Claim and effecting payment to each Boilermaker Retiree or informing each Boilermaker Retiree of any allowed claim, the Retiree Committee will dissolve, and its Professionals (both legal and actuarial) will cease to have any role arising from or relating to these Chapter 11 Cases. The Reorganized Debtors will pay the reasonable expenses of the members of the Creditors’ Committee and the reasonable fees and expenses of the Creditors’ Committee’s Professionals incurred in connection with (a) objecting to and litigating Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (b) to the extent applicable, actively participating in an appeal of the Confirmation Order, without further Bankruptcy Court approval. The Reorganized Debtors will pay the reasonable expenses of the Retiree Committee and the reasonable fees and expenses of the Retiree Committee’s Professionals (legal and/or actuarial) incurred in connection with the full and final resolution of the Boilermaker Claim and effecting payment to each Boilermaker Retiree or informing each Boilermaker Retiree of any allowed claim without the need for further Bankruptcy Court approval.
     8. To effectuate the terms of this Agreed Order, the Plan shall be deemed to be modified to include the terms of this Agreed Order. Pursuant to section 1127 of the Bankruptcy Code, the Plan, as modified by this Agreed Order and any other modifications filed with the Court, shall become the Plan.

     9. The Retiree Committee shall support and not file any objections to confirmation of the Plan.
     10. Pursuant to sections 1125 and 1127 of the Bankruptcy Code, the Debtors shall not be required to resolicit acceptance of the Plan or prepare and distribute a new disclosure statement with respect to the Plan.
     11. The Debtors are authorized to execute, deliver, implement, and fully perform any and all obligations, instruments, documents and papers, and to take any and all actions reasonably necessary to consummate and implement any and all obligations contemplated herein.
     12. The Debtors reserve all of their rights to seek further modifications to the Plan pursuant to section 1127 of the Bankruptcy Code, provided that any such modifications are not inconsistent with this Agreed Order.
     13. This Agreed Order may be modified, amended or supplemented by the parties thereto in a writing signed by such parties, and in accordance with the terms thereof, without further order of the Court; provided that such modification, amendment or supplement is not material. No statement made or action taken in the negotiation of this Agreed Order may be used by any party for any purpose whatsoever.
     14. Notwithstanding the possible applicability of Rules 6004(h), 7062, 9014 or otherwise, the terms and conditions of this Agreed Order shall be effective and enforceable immediately upon its entry.
     15. This Court retains jurisdiction to interpret, enforce and implement this Agreed Order, and all amendments thereto, any waiver and consents thereunder, and each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to resolve any disputes, controversies or claims arising under or related to the Boilermakers Retiree Benefits Claim or the Plan, and interpret, implement and enforce the provisions of this Agreed Order.
Dated: December 11, 2007

s/ Corinne Ball	s/ Trent P. Cornell

Corinne Ball (CB 8203)	Trent P. Cornell (Admitted Pro Hac Vice)
Jayant Tambe (JT 0118)	Jon D. Cohen
Pedro A. Jimenez (PJ 1026)	STAHL COWEN CROWLEY LLC
JONES DAY	55 West Monroe Street, Suite 1200
222 East 41st Street	Chicago, Illinois 60603
New York, New York 10017	Telephone: (312) 641-0060
Telephone: (212) 326-3939	Facsimile: (312) 641-6959
Facsimile: (212) 755-7306
ATTORNEYS FOR THE RETIREE COMMITTEE
Heather Lennox (HL 3046)
901 Lakeside Avenue
Cleveland, Ohio 44114
Telephone: (216) 586-3939
Facsimile: (216) 579-0212

ATTORNEYS FOR THE DEBTORS
AND DEBTORS-IN-POSSESSION
SO ORDERED THIS ___ DAY OF DECEMBER, 2007.

UNITED STATES BANKRUPTCY JUDGE